Exhibit 99.1

News Release	For Release Feb. 25, 2009
CONTACTS:	For immediate release
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Announces Fourth Quarter and

Full-Year 2008 Results and 2009 Guidance

•	Net service revenues for 2008 increased 19 percent to $475.1 million

•	Full-year earnings per share (EPS) of $1.96 up 56% from 2007

•	Total business authorizations of $1 billion up 18 percent from year-end 2007

•	Full-year net book-to-bill ratio of 1.4 to 1.0

CINCINNATI, Feb. 25, 2009 – Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported net service revenues for the quarter ended Dec. 31, 2008, of $109.2 million, an increase of 5 percent over the same period in 2007. Excluding the impact of foreign exchange rates, revenues for the quarter increased 18 percent compared to the same period in 2007. Net service revenues for the full year were $475.1 million, an increase of 19 percent over net service revenues of $397.6 million for full year 2007. Foreign exchange rates had a negligible impact on revenue for the full year.

Fourth Quarter Results

Income from operations for the three months ended Dec. 31, 2008, was $10.9 million, or 10.0 percent of net service revenues, compared to income from operations of $15.2 million, or 14.6 percent of net service revenues, for the same period of the prior year. Fourth quarter 2008 results were impacted by a programming issue unique to one study for one customer. As a result of the required rework related to this issue, net service revenues were reduced by approximately $2.3 million for the quarter and additional direct costs were accrued at year-end, reducing earnings per share by 18 to 20 cents. Much of the additional direct costs is expected to be recovered in future periods through insurance proceeds.

Net income for the fourth quarter ended Dec. 31, 2008 was $5.0 million, or $0.33 per diluted share, compared to net income of $6.4 million, or $0.43 per diluted share, for the fourth quarter ended Dec. 31, 2007.

Cash flow from operations for the fourth quarter 2008 was $34.0 million, up from $6.7 million in the third quarter, and cash and marketable securities at Dec. 31, 2008 totaled $36.1 million, up from $18.4 million at the start of the quarter. Days sales outstanding in accounts receivable were 35 days for the fourth quarter 2008 compared with 46 days at the end of the third quarter. Capital expenditures for the quarter ended Dec. 31, 2008 totaled $9.0 million.

Full-Year 2008 Results

Income from operations for the year ended Dec. 31, 2008, was $56.8 million, or 12.0 percent of net service revenues, compared to income from operations of $52.8 million, or 13.3 percent of net service revenues, for the prior year.

Net income for the year ended Dec. 31, 2008, increased 57 percent to $29.4 million or $1.96 per share on a diluted basis, compared to $18.7 million or $1.26 per diluted share for the same period in 2007. Excluding the effect of a charge for the write-off of deferred financing costs, earnings per share for the year ended Dec. 31, 2007, were $1.44.

Capital expenditures for 2008 totaled $27.1 million compared to $15.3 million in the prior year, and cash flow from operations totaled $37.4 million compared with $61.0 million in 2007. Cash flow from operations in 2008 was significantly impacted by a $23 million increase in accounts receivable, reflecting 19% revenue growth and an increase in DSO from 33 days at the end of 2007 to 35 days at December 31, 2008.

New Business Awards

New business awards totaled $163 million for the quarter and $759 million for the year, compared to $174 million and $664 million in the same periods in 2007. Net sales totaled $139 million for the quarter and $645 million for the full year, compared to $142 million and $598 million for the fourth quarter and full year 2007. The net book-to-bill ratio was 1.3 to 1 in the fourth quarter and 1.4 to 1 for all of 2008. Total business authorizations at Dec. 31, 2008, were $1.0 billion, an increase of 18 percent from Dec. 31, 2007.

2009 Guidance

In January of this year, the company entered into a transaction to unwind part of the cross-currency hedge associated with intercompany notes denominated in British pounds. This transaction resulted in a cash gain of about $17 million and a tax liability of $5.8 million, netting the company over $11 million of cash.

Most of this gain has been recognized in prior years through mark-to-market accounting and, therefore, will not be included in 2009 results. The tax liability, however, has not been previously recognized and will affect income in 2009. The effect of this additional income tax will reduce 2009 EPS by 38 cents per share.

Also affecting projected results for 2009 is the strengthening of the US dollar. The strong US dollar has had a significant impact on operating results for the last 2 quarters of 2008. Our projections anticipate that the dollar will remain strong throughout 2009, which negatively impacts 2009 projected results when compared to prior years.

For the full year 2009, Kendle is projecting net service revenues in the range of $510 to $530 million, operating margin in the range of 12 to 13 percent and GAAP earnings per share on a diluted basis of $1.55 to $1.85 per share. Excluding the effect of adopting APB 14-1, effective January 2009, pro forma earnings on a diluted basis are projected to be in the range of $2.01 to $2.31 per share. Both GAAP and pro forma EPS projections include 38 cents of income tax expense associated with unwinding the cross-currency hedge.

Fourth Quarter and Year-end 2008 Conference Call and Webcast Details

Kendle will host its Fourth Quarter and Year-end 2008 conference call Feb. 25, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 25, 2009.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world’s biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Kendle was recognized by FORTUNE magazine as one of the 100 fastest- growing companies in the United States for 2008. The company also has been recognized as “Top CRO to Work With” in the CenterWatch 2007 survey of U.S. investigative sites and among the “Top CROs in Europe” in the 2008 survey of Eurpoean sites.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) competitive factors and industry consolidation, (b) outsourcing trends in the pharmaceutical and biotechnology industries, (c) the Company's ability to manage growth and continue to attract and retain qualified personnel (d) the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, (e) the Company's ability to penetrate new markets, (f) the fixed price nature of contracts and cost overruns, (g) the loss, cancellation or delay of contracts or amendments thereto, (h) the Company’s the ability to maintain existing customer relationships or enter into new ones, (i) the Company’s sales cycle, (j) the Company’s ability to obtain financing on terms acceptable to the Company, (k) the effects of exchange rate fluctuations, (l) the risks related to the Company’s non-US operations and (m) other risks as detailed from time to time in Kendle’s SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K. In addition, no assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. The Company believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this press release is current as of Feb. 25, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net service revenues	$109,151	$104,273	$475,092	$397,584
Reimbursable out-of-pocket revenues	52,143	50,370	203,489	171,234

Total revenues	161,294	154,643	678,581	568,818

Costs and expenses:
Direct costs	60,673	54,099	247,436	204,161
Reimbursable out-of-pocket costs	52,143	50,370	203,489	171,234
Selling, general and administrative expenses	33,568	31,173	155,577	125,744
Depreciation and amortization	4,008	3,800	15,253	14,865

Total costs and expenses	150,392	139,442	621,755	516,004

Income from operations	10,902	15,201	56,826	52,814

Other income (expense):
Interest expense	(2,205)	(2,882)	(9,637)	(14,870)
Interest income	277	358	760	1,466
Write-off of deferred financing costs	—	—	—	(4,152)
Other	(1,228)	(428)	(2,043)	(4,816)

Total other income (expense)	(3,156)	(2,952)	(10,920)	(22,372)

Income before income taxes	7,746	12,249	45,906	30,442

Income taxes	2,784	5,883	16,509	11,755

Net income	$4,962	$6,366	$29,397	$18,687

Income per share data:
Basic:

Net income per share	$0.33	$0.44	$1.99	$1.29

Weighted average shares outstanding	14,837	14,621	14,751	14,520

Diluted:

Net income per share	$0.33	$0.43	$1.96	$1.26

Weighted average shares outstanding	15,000	14,944	14,993	14,889

Kendle International Inc.

Selected Balance Sheet and Other Information

(In thousands)

(Unaudited)

Selected Balance Sheet Information:

	December 31, 2008	December 31, 2007
Cash, cash equivalents and marketable securities (including restricted cash)	$36,053	$46,356

Receivables, net of advance billings	63,410	57,148

Borrowings under revolving credit facility	—	—

Convertible notes	200,000	200,000

Net Services Revenues by Geographic Region:

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
North America	52%	50%	48%	50%
Europe	36%	40%	40%	42%
Latin America	9%	6%	8%	5%
Asia-Pacific	3%	4%	4%	3%

Segment Information:

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Early Stage:
Net Service Revenues	$9,699	$5,712	$35,199	$21,373
Operating Income	2,301	1,474	6,177	2,941

Late Stage:
Net Service Revenues	$98,524	$94,612	$430,317	$366,379
Operating Income	25,177	21,674	105,140	85,971

Support and Other:
Net Service Revenues	$928	$3,949	$9,576	$9,832
Operating Income	(16,576)	(7,947)	(54,491)	(36,098)